Exhibit 99.1

FOR RELEASE: April 26, 2006

CONTACT:	Craig Wanichek, Investor Relations
Monaco Coach Corporation

(541) 681-8029

craig.wanichek@monacocoach.com

Monaco Coach Corporation Reports Record Quarterly Revenues in First Quarter

Coburg, Oregon – April 26, 2006 – Monaco Coach Corporation (NYSE: MNC), one of the nation’s leading manufacturers of recreational vehicles, today reported revenue and earnings for the first quarter ended April 1, 2006.

First quarter 2006 revenues were $385.1 million, up 17% compared to $328.8 million in revenues for the first quarter of 2005. First quarter gross profit was $48.4 million, up from $35.9 million a year ago. Operating income for the first quarter increased to $14.5 million compared to $8.9 million for the first quarter of 2005. Net income for the first quarter of 2006 was $8.3 million compared to $5.3 million a year ago. For the first quarter of 2006, diluted earnings per share were $0.28 versus $0.18 for the same period last year.

Kay Toolson, Chairman and Chief Executive Officer stated, “We are extremely pleased to report that the efforts of our teams in each business segment resulted in operating profits across the board: motorized, towables and motorhome resorts. In particular, the motorized division faced the continuation of difficult market conditions throughout the quarter but was still able to produce operating profits of nearly $5 million. On the towable side, the addition of R-Vision to our portfolio of brands was accretive to our revenue and profits in the first quarter.

Going forward, we will continue to align the Company with the markets. We are confronting our challenges head on and are in the process of implementing the following changes to strengthen our competitive position, not only for today’s market but also for the long-term:

•                  Idling a motorized production line in Coburg, Oregon, which will reduce motorized capacity 55 units per week;

•                  Redeploying production of those units to Wakarusa, Indiana, which will consolidate manufacturing of all lower-priced motorized units in Indiana;

•                  Moving production of our mid-priced diesel units from Indiana to one of our two remaining manufacturing production lines in Coburg, Oregon, which will consolidate manufacturing of all our higher-priced motorized units in Oregon; and

•                  Beginning production of R-Vision towable products on the idled motorized line in Coburg, Oregon which will substantially reduce our distribution costs of these products to our western markets.”

John Nepute, President stated, “The net effect of these moves will be an overall reduction of motorized capacity by roughly 55 units per week and an increase in towable capacity of approximately 100 units per week. The ability to manufacture like-priced units and simplify chassis operations in both locations should increase quality and efficiency in each of the plants, providing greater value to our owners and dealer partners. By initiating towable production in Oregon, we can deliver these products less expensively to the strong west coast market while giving us the opportunity to introduce new models in our Indiana towable facilities. These changes, while positioning us positively for the future, will require an expenditure of $1.5-$2.0 million that will be expensed over the next two quarters.”

Nepute concluded, “We remain confident in our ability to manage through the challenges in the motorhome markets. We will also continue to invest in areas that have performed well for us recently, such as, our Motorhome Resorts Segment and our towable operations. We also plan to develop a closer working relationship with our dealer partners through enhancements to our Franchise for the Future initiative. The underlying demographics of our businesses remain strong, our balance sheet is healthy and our employees are focused on maintaining our brand position as manufacturers of the highest quality recreational vehicles in the industry.”

Consolidated Results from Operations
Gross profit for the Company increased in the first quarter of 2006 to 12.6%, compared to 10.9% in the first quarter of 2005. This was the result of strong margins in the Motorhome Resorts Segment and the Towable Segment. FEMA-related business helped the Company in two ways: the Towable Segment benefited from FEMA orders produced at R-Vision and the Motorized Segment benefited from increased utilization in our Indiana plant. Gross margins also continued to improve sequentially due to lower material rates and reductions in overhead costs. In addition, indirect absorption also improved, in part, because of the reduction in our non-production workforce last year.

For the first quarter of 2006, selling, general and administrative expenses were 8.8% of sales compared to 8.2% for the first quarter of 2005. However, this compares favorably to the fiscal year 2005 selling, general and administrative expense of 9.2%. Reductions in settlement costs, marketing and promotion expenses were offset by incentive compensation due to increased profitability. Personnel costs also increased as stock-based compensation began to be expensed in the first quarter. Interest expense increased as the result of higher levels of debt associated with the purchase of R-Vision.

Motorized Recreational Vehicle Segment

Success and acceptance of the Franchise for the Future program together with balanced inventories at the beginning of the year resulted in the Company gaining shelf space at our dealer partners’ locations in the first quarter. While motorized sales in the first quarter of 2006 decreased 12.1% over the first quarter of 2005, the decline was symptomatic of the overall motorized retail market. According to the Recreation Vehicle Industry Association, Class A motorhome wholesale shipments were down 20.6% through February. The decline in shipments corresponds to the 25% drop in retail registrations for Class A units through the same period.

Segment gross profit for the first quarter of 2006 was $25.0 million or 9.8% of sales compared to $30.9 million and 10.6% of sales for the first quarter of 2005. As expected, the reduced sales levels led to lower absorption of indirect costs in the manufacturing plants. Selling, general and administrative expenses directly attributable to motorized operations decreased in actual dollars to $8.5 million compared to $10.3 million for the first quarter 2005. The reduction was the result of reduced motorized marketing and selling expenses. Unit sales of the Motorized RV Segment for the quarter ended April 1, 2006 totaled 1,615 down 9.9% from 1,793 units for the prior year period. Diesel Class A units shipped were 1,143 versus 1,315, gas Class A units shipped were 357 versus 420 and Class C units shipped were 115 versus 58.

Towable Recreational Vehicle Segment Results

Towable sales increased 243% to $114.4 million for the first quarter of 2006 compared to sales of $33.4 million in last year’s first quarter. The increase was primarily due to the addition of R-Vision and the completion of FEMA orders. R-Vision’s incremental sales contribution was $60.4 million, including $14.2 million related to FEMA. In addition, 874 FEMA units that were manufactured on a previously idled production line in Wakarusa generated $11.8 million of revenue. Gross margin for the first quarter of 2006 for the Towable Segment was $14.3 million or 12.5% of sales, a significant improvement from $1.6 million or 4.9% of sales for the first quarter of 2005. Manufacturing and material efficiencies improved due to the increased utilization of plants and materials. Selling, general and administrative expenses directly attributable to the segment increased to $3.6 million compared to $1.2 million for the first quarter 2005, primarily due to volume.

For the first quarter of 2006, towable unit sales were 7,217 units, up from 1,227 units for the same period a year ago, which did not include R-Vision. Holiday Rambler and McKenzie unit sales net of FEMA increased to 1,429 in the first quarter of 2006, up 16.5% from 1,227 for the first quarter of 2005. For the first quarter of 2006, R-Vision’s 4,914 units included 1,145 FEMA units.

Motorhome Resorts Segment

Resort sales for the first quarter of 2006 were $15.7 million, up 196.6% from $5.3 million in the first quarter of 2005, significantly exceeding the Company’s expectations. Demand for motorhome resort lots continues to be robust. In the first quarter of 2006, the Company sold 17 lots at the Las Vegas resort and 61 lots at the Indio, California resort. Currently 89 lots are available in Las Vegas and 26 are available in Indio. The final phase of the Indio resort is currently under construction and the remaining 86 lots will be available by fall of 2006. Gross profit for the segment was $9.2 million, up from $3.4 million for the same period last year.

The Company continues to believe that the construction of additional upscale resorts is necessary to support the thousands of new recreational vehicle owners that are entering the market each year. In order to pursue this opportunity we are currently evaluating potential sites in Florida, the Carolinas and California.

2006 Business Outlook

Marty Daley, Chief Financial Officer stated, “The improvement from the fourth quarter of 2005 to the first quarter of 2006 was largely the result of adjustments to our business model and execution of these changes by all of our employees, as well as the benefit of FEMA orders. Looking ahead, we expect the motorhome market to remain difficult over the next couple of quarters. Consumers are facing higher fuel prices and the rise in interest rates could dampen retail purchases as well as dealers’ desire to floor additional products.”

During the second quarter of 2006, the Company expects that the recreational vehicle segments will experience typical seasonal increases. Second quarter 2006 sales are forecast to be $375 million to $385 million with gross profit margins in the range of 10.15% to 10.45% and selling, general and administrative expense in the range of 8.05% to 8.2%.

Full year 2006 sales are forecast to be in the range of $1.45 to $1.48 billion. Consolidated gross profit margin should be in the 10.4% to 10.55% range and selling, general and administrative expense should fall between 8.2% and 8.35%.

Conference Call to be Held

Monaco Coach Corporation will conduct a conference call in conjunction with this news release at 2:00 p.m. Eastern, Wednesday, April 26, 2006. Members of the news media, investors, and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.monaco-online.com. The event will be archived and available for replay for the next 90 days.

About Monaco Coach Corporation

Monaco Coach Corporation is one of the nation’s leading manufacturers of recreational vehicles. Headquartered in Coburg, Oregon, with substantial manufacturing facilities in Indiana, Monaco Coach Corporation employs approximately 6,000 people. Monaco Coach offers entry-level priced towable RVs up to custom made luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie and R-Vision brand names. Monaco Coach Corporation trades on the New York Stock Exchange under the symbol “MNC” and the Company is included in the S&P Small-Cap 600 stock index. For additional information about Monaco Coach Corporation, please visit http://www.monaco-online.com or www.trail-lite.com.

Except for historical information contained herein, the matters set forth in this news release, including the anticipated effects of shifting various production operations and the expenses associated with those changes and management’s expectations regarding second quarter and full year 2006 sales, shipments, gross profit margins, expense levels and earnings per share, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as our ability to carry out the planned production changes successfully and within budget, acceptance of existing and new product offerings; success of the “Franchise for the Future” program promotional activities and pricing strategies by competitors; warranty expenses; the availability of floorplan financing for the Company’s dealers; environmental and product safety regulatory activity; effects of weather; fuel prices and availability;  commodity costs; uninsured product liability claims; a loss of dealers or deterioration in the relationships with dealers and overall economic conditions, including inflation, interest rates and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in the Company’s SEC reports, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2005, and the 2005 Annual Report to Shareholders. These filings can be accessed over the Internet at www.sec.gov.

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31, 2005	April 1, 2006 (unaudited)
ASSETS
Current assets:
Cash	$586	$8,387
Trade receivables, net	102,666	126,781
Inventories	183,292	182,378
Resort lot inventory	9,135	6,581
Prepaid expenses	4,364	3,961
Income taxes receivable	206	0
Deferred income taxes	36,345	40,481
Discontinued operations	4,922	4,080
Total current assets	341,516	372,649

Property, plant, and equipment, net	159,304	159,735
Debt issuance costs, net of accumulated amortization of $678 and $736, respectively	695	638
Goodwill	85,952	86,025
Total assets	$587,467	$619,047

LIABILITIES
Current liabilities:
Book overdraft	$14,550	$0
Current portion of long-term debt	5,714	5,714
Line of credit	25,000	22,500
Accounts payable	78,299	101,040
Product liability reserve	19,275	18,713
Product warranty reserve	32,902	33,865
Income taxes payable	0	7,745
Accrued expenses and other liabilities	37,732	47,705
Discontinued operations	853	827
Total current liabilities	214,325	238,109

Long-term debt, less current portion	34,786	34,786
Deferred income taxes	21,624	21,440
Total liabilities	270,735	294,335

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 1,934,783 shares authorized, no shares outstanding issued or outstanding
Common stock, $.01 par value; 50,000,000 shares authorized, 29,561,766 and 29,704,166 issued and outstanding, respectively	296	297
Additional paid-in capital	59,005	60,472
Retained earnings	257,431	263,943
Total stockholders’ equity	316,732	324,712
Total liabilities and stockholders’ equity	$587,467	$619,047

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, dollars in thousands, except share and per share data)

	Quarter Ended
	April 2, 2005	April 1, 2006

Net sales	$328,813	$385,068
Cost of sales	292,917	336,619
Gross profit	35,896	48,449

Selling, general, and administrative expenses	26,957	33,979
Operating income	8,939	14,470

Other income, net	114	132
Interest expense	(485)	(1,252)
Income before income taxes and discontinued operations	8,568	13,350

Provision for income taxes, continuing operations	3,204	5,057

Net income from continuing operations	5,364	8,293

Loss from discontinued operations, net of tax provision	(41)	0

Net income	$5,323	$8,293

Earnings per common share:
Basic from continuing operations	$0.18	$0.28
Basic from discontinued operations	$0.00	$0.00
Basic	$0.18	$0.28

Diluted from continuing operations	$0.18	$0.28
Diluted from discontinued operations	$0.00	$0.00
Diluted	$0.18	$0.28

Weighted average common shares outstanding:
Basic	29,460,137	29,636,222
Diluted	29,893,889	29,828,187

MONACO COACH CORPORATION

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, dollars in thousands)

	Quarter Ended
	April 2, 2005	April 1, 2006

Increase (Decrease) in Cash:

Cash flows from operating activities:
Net income	$5,323	$8,293
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Gain on sale of assets	(1)	(16)
Depreciation and amortization	2,509	3,374
Deferred income taxes	(128)	(4,320)
Restricted stock unit and stock option expense	0	331
Changes in working capital accounts:
Trade receivables, net	(10,449)	(24,115)
Inventories, net	1,194	914
Resort lot inventory	139	2,554
Prepaid expenses	251	400
Accounts payable	17,419	22,741
Product liability reserve	(180)	(635)
Product warranty reserve	(183)	963
Income taxes payable	1,921	7,951
Accrued expenses and other liabilities	(682)	9,972
Discontinued operations	(1,778)	720
Net cash provided by operating activities	15,355	29,127
Cash flows from investing activities:
Additions to property, plant, and equipment	(2,114)	(3,746)
Proceeds from sale of assets	52	17
Discontinued operations	(5)	0
Net cash used in investing activities	(2,067)	(3,729)
Cash flows from financing activities:
Book overdraft	(1,578)	(14,529)
Payments on lines of credit, net	(9,062)	(2,500)
Debt issuance costs	(11)	0
Dividends paid	(1,769)	(1,780)
Issuance of common stock	618	1,137
Discontinued operations	(9)	75
Net cash used by financing activities	(11,811)	(17,597)
Net change in cash	1,477	7,801
Cash at beginning of period	0	586
Cash at end of period	$1,477	$8,387

MONACO COACH CORPORATION

SEGMENT REPORTING

Results of Consolidated Operations

	Quarter Ended	% of	Quarter Ended	% of
	April 2, 2005	Sales	April 1, 2006	Sales
Net sales	$328,813	100.00%	$385,068	100.00%
Cost of sales	292,917	89.08%	336,619	87.42%
Gross profit	35,896	10.92%	48,449	12.58%

Selling, general and administrative expenses	26,957	8.20%	33,979	8.82%

Operating income	8,939	2.72%	14,470	3.76%

Other income and interest expense, net	371	0.11%	1,120	0.29%
Income before income taxes and discontinued operations	8,568	2.61%	13,350	3.47%

Income taxes, continuing operations	3,204	0.97%	5,057	1.31%
Net income from continuing operations	5,364	1.63%	8,293	2.15%
Loss from discontinued operations, net of tax provision	(41)	-0.01%	—	0.00%
Net income	$5,323	1.62%	$8,293	2.15%

Motorized Recreational Vehicle Segment

	Quarter Ended	% of	Quarter Ended	% of
	April 2, 2005	Sales	April 1, 2006	Sales
Net sales	$290,166	100.00%	$254,954	100.00%
Cost of sales	259,315	89.37%	230,001	90.21%
Gross profit	30,851	10.63%	24,953	9.79%

Selling, general and administrative expenses	10,256	3.53%	8,530	3.35%
Corporate overhead allocation	11,566	3.99%	11,603	4.55%
Operating income	$9,029	3.11%	$4,820	1.89%

Towable Recreational Vehicle Segment

	Quarter Ended	% of	Quarter Ended	% of
	April 2, 2005	Sales	April 1, 2006	Sales
Net sales	$33,354	100.00%	$114,413	100.00%
Cost of sales	31,729	95.13%	100,133	87.52%
Gross profit	1,625	4.87%	14,280	12.48%

Selling, general and administrative expenses	1,233	3.70%	3,630	3.17%
Corporate overhead allocation	1,395	4.18%	5,778	5.05%
Operating income (loss)	$(1,003)	-3.01%	$4,872	4.26%

Motorhome Resorts Segment

	Quarter Ended	% of	Quarter Ended	% of
	April 2, 2005	Sales	April 1, 2006	Sales
Net sales	$5,293	100.00%	$15,701	100.00%
Cost of sales	1,873	35.39%	6,485	41.30%
Gross profit	3,420	64.61%	9,216	58.70%

Selling, general and administrative expenses	1,461	27.60%	3,072	19.57%
Corporate overhead allocation	1,046	19.76%	1,366	8.70%
Operating income	$913	17.25%	$4,778	30.43%